   As filed with the Securities and Exchange Commission on December 21, 2000
                                                           REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                                 DAN RIVER INC.
             (Exact name of registrant as specified in its charter)


               GEORGIA                                       58-1854637
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        Identification No.)

                  2291 MEMORIAL DRIVE, DANVILLE, VIRGINIA 24541
   (Address, including zip code, of registrant's principal executive offices)

                                 DAN RIVER INC.
               NONQUALIFIED 401(K) AND DEFERRED COMPENSATION PLAN
                                       FOR
                   HIGHLY COMPENSATED EMPLOYEES AND DIRECTORS

                              (Full title of plan)


                             HARRY L. GOODRICH, ESQ.
                                 DAN RIVER INC.
                               2291 MEMORIAL DRIVE
                            DANVILLE, VIRGINIA 24541
                     (Name and address of agent for service)

                                 (804) 799-7000
          (Telephone number, including area code, of agent for service)

                                   COPIES TO:

                                 MARY A. BERNARD
                                 KING & SPALDING
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NY 10036-4003
                                 (212) 556-2100

                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed              Proposed
        Title of                          Amount                      Maximum               Maximum                Amount of
      Securities to                       to be                   Offering Price          Aggregate              Registration
      be Registered                     Registered                Per Obligation        Offering Price               Fee
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Compensation
 Obligations (1)........                $6,000,000(2)                  100%                  $6,000,000(2)             $1,584
-----------------------------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of Dan River Inc. to pay deferred compensation in the future in accordance with the terms of the Dan River Inc. Nonqualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors as effective as of January 1, 2001.

(2)      Estimated solely for the purpose of determining the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been previously filed by Dan River Inc. (the "Company") with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

         (a)      Annual Report on Form 10-K for the year ended January 1, 2000;

         (b) Quarterly Report on Form 10-Q for the quarter ended April 1, 2000, Amendment No.1 to the Quarterly Report on Form 10-Q/A for the quarter ended April 1, 2000, Quarterly Report on Form 10-Q for the quarter ended July 1, 2000, Amendment No.1 to the Quarterly Report on Form 10-Q/A for the quarter ended July 1, 2000 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

         (c)      the Company's Current Report on Form 8-K dated October 12,
                  2000.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Under the Dan River Inc. Nonqualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors as effective as of January 1, 2001 (the "Plan"), the Company will provide each employee of the Company or an affiliate who is a Highly Compensated Employee (as defined in the Dan River Inc. 401(k) Plan) for a calendar year after 2000 and who is designated by the Compensation Committee of the Company's board of directors as eligible to participate in this Plan for such year and each individual who is a member of the Company's board of directors, other than an individual who is an employee of the Company ("Non-Employee Director") for a calendar year after 2000 the opportunity to elect to defer under the Plan all or a portion of his or her salary and commissions and/or annual bonus and retainer or meeting fees. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, the right of the Company, and therefore the right of creditors of the Company (including participants in the Plan), to participate in the distribution of the assets of any subsidiary or affiliate of the Company upon its liquidation or reorganization or otherwise is necessarily subject to the claims of creditors of the subsidiary or affiliate, except to the extent that claims of the Company itself as a creditor of the subsidiary or affiliate may be recognized. To the extent compensation deferred under the Plan by a Highly Compensated Employee is payable to such employee by an affiliate of the Company, the Company will direct the affiliate to defer payment of such compensation in accordance with the Plan and the Obligations arising from such deferred compensation shall also be unsecured general obligations of the affiliate of the Company, as applicable.

         The amount of compensation to be deferred by each Non-Employee Director and each Highly Compensated Employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by the Compensation Committee pursuant to the terms of the Plan. The Obligations with respect to Highly Compensated Employee can be (at such an employee's election) either 401(k) Obligations or Non-401(k) Obligations. The Highly Compensated Employee 401(k) Obligations will be indexed to one or more benchmark return options (the "Benchmark Return Options") individually chosen by each Highly Compensated Employee from a list of investment alternatives. Each Highly Compensated Employee's 401(k) Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected Benchmark Return Options, including any appreciation or depreciation. Non-Employee Director Obligations and Highly Compensated Employee Non-401(k) Obligations will be adjusted periodically based on the interest credit rate set from time to time by the Compensation Committee of the board of directors of the Company. The Obligations will be denominated and be payable in United States dollars.

         A Participant's right or the right of a Participant's beneficiary, if any, to the Obligations cannot be alienated, assigned, commuted or otherwise encumbered.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, provided the balance credited to each Participant's account immediately after any such amendment or termination shall be no less than the balance credited to each such account immediately before such amendment or termination and no amendment or termination shall adversely affect the right of a Participant or his or her beneficiary, if any, to the distribution of the balance of such Participant's deferred account.

         The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Inapplicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our amended and restated articles of incorporation, which we refer to as the Restated Charter, eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to us or our shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. This provision of the Restated Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or us. Under current Georgia law, the Restated Charter does not provide for the elimination of or any limitation on the personal liability of a director for:

- any appropriation, in violation of the director's duties, of any of our business opportunities,

- acts or omissions which involve intentional misconduct or a knowing violation of law,


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

-        unlawful corporate distributions, or

- any transactions from which the director received an improper personal benefit.

         Under our bylaws, we shall indemnify to the fullest extent permitted under the Georgia Business Corporation Code, which we refer to as the GBCC, any person made a party to a proceeding because he or she is or was a director or officer of our company, if he or she acted in a manner he or she believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. We shall have the power to indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was an employee or agent of ours, if he or she acted in a manner he or she believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

         Under the GBCC, a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director, against liability incurred in such proceeding, provided that such individual acted in good faith and reasonably believed

         (1) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation,

         (2) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and

         (3) in the case of a criminal proceeding, that such individual had no reasonable cause to believe that such conduct was unlawful.

         A Georgia corporation may not indemnify a director under the GBCC:

- in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or

- in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

         Additionally, a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested.

         Our directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and we are insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

ITEM 7.  EXEMPTIONS FROM REGISTRATION CLAIMED

         Inapplicable.

ITEM 8.  EXHIBITS

         4.1 Amended and Restated Articles of Incorporation of Dan River Inc. (incorporated by reference to Exhibit 3.1 in Amendment No. 1 to Dan River's registration statement on Form S-1 (File No. 333-36479))

         4.2      Bylaws of Dan River Inc. (incorporated by reference to Exhibit
                  3.2 in Amendment No. 1 to Dan River's registration statement on Form S-1 (File No. 333-36479))

         5.1      Opinion of King & Spalding

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of King & Spalding (included as part of Exhibit 5.1)

         99.1 Dan River Inc. Nonqualified 401(k) and Deferred Compensation Plan for Highly Compensated Employees and Directors as effective as of January 1, 2001

ITEM 9.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, Danville, State of Virginia, on the 21st day of December, 2000.


                                 DAN RIVER INC.

                                 By: /s/ Joseph L. Lanier, Jr.
                                    -------------------------------------------
                                    Joseph L. Lanier, Jr.
                                    Chairman of the Board and
                                    Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph L. Lanier, Jr., Richard L. Williams, Barry F. Shea and Harry L. Goodrich and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 21 day of December, 2000.

              SIGNATURE                                                 TITLE                           DATE
   --------------------------------------                      ------------------------           -----------------
        /s/ Donald J. Keller                                    Director                          December 21, 2000
   --------------------------------------
            Donald J. Keller


        /s/ Joseph L. Lanier, Jr.                               Chairman of the Board,            December 21, 2000
   --------------------------------------                       Chief Executive Officer
            Joseph L. Lanier, Jr.                               and Director (Principal
                                                                Executive Officer)


        /s/ Edward J. Lill                                      Director                          December 21, 2000
   --------------------------------------
            Edward J. Lill


        /s/ John F. Maypole                                     Director                           December 21, 2000
   - ------------------------------------
            John F. Maypole

       /s/ Barry F. Shea                                        Executive Vice President-          December 21, 2000
   --------------------------------------                       Chief Financial Officer
           Barry F. Shea                                        (Principal Financial and
                                                                Accounting Officer)


       /s/ Richard L. Williams                                  President, Chief                   December 21, 2000
   --------------------------------------                       Operating Officer and
           Richard L. Williams                                  Director

                                  EXHIBIT INDEX

         EXHIBIT                                                                   SEQUENTIAL
         NUMBER                   DESCRIPTION OF EXHIBIT                            PAGE NO.
         ------                   ----------------------                           ----------
         4.1      Amended and Restated Articles of Incorporation of Dan River
                  Inc. (incorporated by reference to Exhibit 3.1 in Amendment
                  No. 1 to Dan River's registration statement on Form S-1 (File
                  No. 333-36479))

         4.2      Bylaws of Dan River Inc. (incorporated by reference to Exhibit
                  3.2 in Amendment No. 1 to Dan River's registration statement on Form S-1 (File No. 333-36479))

         5.1      Opinion of King & Spalding

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of King & Spalding (included as part of Exhibit 5.1)

         99.1     Dan River Inc. Nonqualified 401(k) and Deferred Compensation
                  Plan for Highly Compensated Employees and Directors as effective as of January 1, 2001


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